Exhibit 99.1

FORM OF

INSTRUCTIONS AS TO USE OF SUBSCRIPTION RIGHTS CERTIFICATES SINTX TECHNOLOGIES, INC.

Please consult D.F. King & Co., Inc., American Stock Transfer & Trust Company, LLC, your bank or broker as to any questions.

The following instructions relate to a rights offering (the “Rights Offering”) by SINTX Technologies, Inc., a Delaware corporation (“SINTX”), to the holders of record of its common stock, $0.01 par value (the “Common Stock”), Series B Preferred Stock, $0.01 par value (the “Series B Preferred”), Series C Preferred Stock, $0.01 par value (the “Series C Preferred”), and certain outstanding warrants (which we refer to as the “Participating Warrants”), as described in SINTX’s prospectus dated September 23, 2022 (the “Prospectus”). Each holder of record of Common Stock, Series B Preferred, Series C Preferred, or Participating Warrants at the close of business on September 23, 2022, the record date, will receive, at no charge, a non-transferable subscription right for every share of Common Stock held or deemed to be held by them at the record date.

Subscription rights exercisable into an aggregate of 10,000 units are being distributed in connection with the Rights Offering. Each unit is comprised of one share of Series D Convertible Preferred Stock and warrants to purchase a number of shares of common stock equal to $1,000 divided by a price equal to 90% of the lowest closing price for a share of the Company's common stock as quoted on the Nasdaq Capital Market during the five (5) trading days prior to and including October 10, 2022. Each warrant will be exercisable for one share of Common Stock. Each whole subscription right is exercisable, upon payment of the subscription price of $1,000 in cash to purchase one unit, which we refer to as the basic subscription right. In addition, each subscription right also carries the right to subscribe at the subscription price for additional units that are not purchased by other holders pursuant to their basic subscription right (to the extent available, and subject to proration and ownership limitations), which we refer to as the over-subscription privilege. A holder is entitled to exercise an over-subscription privilege only if the holder fully exercises the basic subscription right. Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise subscription rights (including over-subscription privileges) to purchase units that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 19.99% of our issued and outstanding shares of common stock following the closing of the transactions contemplated by this Rights Offering. See “The Rights Offering” in the Prospectus.

No fractional subscription rights or cash in lieu thereof will be issued or paid. Fractional subscription rights will be rounded down to the nearest whole number.

The subscription rights will expire at 5:00 p.m., Eastern Time, on October 10, 2022, the expiration date, unless extended (the “Expiration Date”). If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. SINTX will not be required to issue shares to you if the subscription agent receives your subscription rights certificate or your subscription payment after that time. SINTX has the option to extend the Rights Offering in its sole discretion for up to an additional 45 days, although it does not presently intend to do so. SINTX may extend the Rights Offering by giving oral or written notice to the subscription agent before the Expiration Date. If SINTX elects to extend the Rights Offering, SINTX will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date of the Rights Offering.

The number of subscription rights to which you are entitled is printed on the face of your subscription rights certificate. You should indicate your wishes with regard to the exercise of your subscription rights by completing the appropriate section on the back of your subscription rights certificate and returning the subscription rights certificate with your payment to the subscription agent in the envelope provided.

Warrants that are issued as a component of the unit pursuant to the exercise of the basic subscription rights and over- subscription privilege entitle the holder to purchase one share of Common Stock at an exercise price (subject to adjustment) equal to 90% of the lowest closing price for a share of the Company's common stock as quoted on the Nasdaq Capital Market during the five (5) trading days prior to and including October 10, 2022. The warrants are exercisable for cash, or solely during any period when a registration statement for the exercise of the warrants is not in effect, on a cashless basis. See “The Rights Offering” in the prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE. PAYMENT OF THE SUBSCRIPTION PRICE OF ALL SUBSCRIPTION RIGHTS EXERCISED, INCLUDING SUBSCRIPTION RIGHTS PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION DATE.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU CANNOT REVOKE THE EXERCISE OF SUCH SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT VALIDLY EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE. IN CASE YOU HOLD SUBSCRIPTION RIGHTS THROUGH A BROKER OR OTHER NOMINEE, YOU SHOULD VERIFY WITH YOUR BROKER OR NOMINEE BY WHEN YOU MUST DELIVER YOUR INSTRUCTION.

1. Subscription Rights. To exercise subscription rights, complete your subscription rights certificate and send your properly completed and executed subscription rights certificate, together with payment in full of the subscription price for each unit subscribed for pursuant to the basic subscription right and the over-subscription privilege, to the subscription agent. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO SINTX. The method of delivery of the subscription rights certificate and the payment of the subscription price to the subscription agent is at your election and risk. subscription rights certificates and payments must be received by the subscription agent prior to the Expiration Date. If you send your subscription rights certificate and payment by mail, then they should be sent by registered mail, properly insured, to arrive before the Expiration Date. If more units are subscribed for pursuant to the basic subscription right or the over-subscription privilege than are available for sale, additional units will be allocated pro rata among holders and subject to ownership limitations, as described in the prospectus. The subscription rights are non-transferable, and may not be sold, transferred, assigned or given away to anyone.

2. Acceptance of Payments. Payments will be deemed to have been received by the subscription agent only upon the (i) clearance of an uncertified personal check drawn payable to “American Stock Transfer & Trust Company, LLC, as subscription agent for SINTX Technologies, Inc.,” (ii) receipt of a certified check to “American Stock Transfer & Trust Company, LLC, as subscription agent for SINTX Technologies, Inc.,” (iii) receipt of a U.S. Postal money order payable to “American Stock Transfer & Trust Company, LLC, as subscription agent for SINTX Technologies, Inc.”; or (iv) receipt of a wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354616 American Stock Transfer FBO SINTX Technologies, Inc., with reference to the rights holder’s name. Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, then you should make payment sufficiently in advance of the Expiration Date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the Expiration Date, SINTX urges you to consider payment by means of certified or cashier’s check, money order or wire transfer. It is highly recommended that if you intend to pay the subscription price by personal check, then your subscription payment should be received by the subscription agent well before the Expiration Date. If your personal check does not clear before the Expiration Date, then you will not receive any units, and SINTX ’s only obligation will be to return your subscription payment, without interest or deduction.

3. Contacting the Subscription Agent. The address and telephone number of the subscription agent are shown below. Delivery to an address other than shown below does not constitute valid delivery.

If delivering by mail, hand or overnight courier:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

4. Partial Exercises; Effect of Over- and Under-Payments. If you exercise less than all of the subscription rights evidenced by your subscription rights certificate, the subscription agent will issue to you a new subscription rights certificate evidencing the unexercised subscription rights. However, if you choose to have a new subscription rights certificate sent to you, you may not receive any such new subscription rights certificate in sufficient time to permit exercise of the subscription rights evidenced thereby. If you do not indicate the number of units to be subscribed for on your subscription rights certificate, or if you indicate a number of units that does not correspond with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of units that may be subscribed for, under both the basic subscription right and the over-subscription privilege, for the aggregate subscription price you delivered. If the subscription agent does not apply your full subscription price payment to your purchase of units, then the subscription agent will return the excess amount to you by mail, without interest or deduction, within 10 business days after the Expiration Date. If you subscribe for fewer than all of the units represented by your subscription rights certificate, then the unexercised subscription rights will become null and void on the Expiration Date.

5. Deliveries to holders. The following deliveries and payments to you will be made to the address shown on the face of your subscription rights certificate:

(a) Basic Subscription Right. The shares of Series D Convertible Preferred Stock and warrants that are purchased pursuant to the valid exercise of basic subscription rights to purchase units will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock, Series B Preferred, Series C Preferred, or of Participating Warrants. Based on 24,727,495 shares of common stock outstanding as of August 31, 2022, 19,306 shares of common stock issuable upon conversion of 26 shares of Series B Preferred Stock, 33,753 shares of common stock issuable upon conversion of 50 shares of Series C Preferred Stock, and 1,11,729 shares of common stock issuable upon exercise of Participating Warrants, we would grant subscription rights to acquire 25,896,283 units but will only accept subscriptions for 10,000 units. Accordingly, sufficient units may not be available to honor your subscription in full. If exercises of basic subscription rights exceed the number of units available in the Rights Offering, we will allocate the available units pro-rata among the record holders exercising the basic subscription rights in proportion to the number of shares of Common Stock each of those record holders owned or are deemed to hold on the record date, relative to the number of shares owned or deemed to be held on the record date by all record holders exercising the basic subscription right. If this pro-rata allocation results in any record holders receiving a greater number of units than the record holder subscribed for pursuant to the exercise of the basic subscription rights, then such record holder will be allocated only that number of units for which the record holder subscribed, and the remaining units will be allocated among all other record holders exercising their basic subscription rights on the same pro rata basis described above. The proration process will be repeated until all units have been allocated. If for any reason the amount of units allocated to you is less than you have subscribed for, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights Offering has expired and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected, and we will have no further obligations to you. The subscription agent will arrange for the issuance of the Series D Convertible Preferred Stock and warrants as soon as practicable after the expiration of the Rights Offering, payment for the units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock, Series B Preferred, Series C Preferred, or participating warrants in the name of a custodian bank, broker, dealer, or other nominee, The Depository Trust Company (“DTC”) will credit your account with your nominee with the securities you purchased in the Rights Offering.

(b) Over-Subscription Privilege. The shares of Series D Convertible Preferred Stock and warrants that are purchased pursuant to the valid exercise of over-subscription privileges to purchase additional units will also be issued in book- entry, or uncertificated, form meaning that you will receive a DRS account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of Common Stock, Series B Preferred, Series C Preferred, or of Participating Warrants. If over-subscription privilege requests for units exceed the remaining units available, the remaining units will be allocated pro-rata among holders who over-subscribe based on the number of shares of Common Stock held as of the record date by all holders exercising the over-subscription privilege. If this pro rata allocation results in any holder receiving a greater number of units than the holder subscribed for, then such holder will be allocated only the number of units for which the holder oversubscribed, and the remaining units will be allocated among all holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated. The subscription agent will arrange for the issuance of the Series D Convertible Preferred Stock and warrants as soon as practicable after the expiration of the Rights Offering, payment for the units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the Rights Offering have been effected. If you hold your shares of Common Stock, Series B Preferred, Series C Preferred, or participating warrants in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering.

(c) Excess Payments. If you exercised your over-subscription privilege and are allocated less than all of the units for which you wished to oversubscribe, then your excess subscription price payment for units that were not allocated to you will be returned by the subscription agent to you by mail, without interest or deduction, within 10 business days after the Expiration Date.

6. Execution.

(a) Execution by Registered Holder. The signature on the subscription rights certificate must correspond with the name of the registered holder exactly as it appears on the face of the subscription rights certificate without any alteration or change whatsoever. Persons who sign the subscription rights certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the subscription agent in its sole and absolute discretion, must present to the subscription agent satisfactory evidence of their authority so to act.

(b) Execution by Person Other Than Registered Holder. If the subscription rights certificate is executed by a person other than the holder named on the face of the subscription rights certificate, proper evidence of authority of the person executing the subscription rights certificate must accompany the same unless the subscription agent, in its discretion, dispenses with proof of authority.

7. Method of Delivery. The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent will be at the election and risk of the subscription rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to and receipt by the subscription agent prior to the Expiration Date.

8. No Revocation. If you exercise any of your basic subscription rights or over-subscription privilege, you will not be permitted to revoke or change the exercise or request a refund of monies paid. You should not exercise your subscription rights unless you are sure that you wish to purchase units at the subscription price. Once you exercise your subscription rights, you cannot revoke the exercise of such subscription rights even if you later learn information that you consider to be unfavorable.

9. Special Provisions Relating to the Exercise of subscription rights through the Depository Trust Company. In the case of subscription rights that are held of record through DTC, exercises of the subscription rights may be effected by instructing DTC to transfer subscription rights from the DTC account of such holder to the DTC account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised pursuant to the subscription right by each beneficial owner of subscription rights on whose behalf such nominee is acting, and payment of the subscription price for each unit subscribed for. Banks, brokers and other nominee holders of subscription rights who exercise the basic subscription right and the over-subscription privilege on behalf of beneficial owners of subscription rights will be required to certify to the subscription agent and SINTX as to the aggregate number of subscription rights that have been exercised, and the number of units that are being subscribed for pursuant to the over-subscription privilege, by each beneficial owner of subscription rights (including such nominee itself) on whose behalf such nominee holder is acting. In the event such certification is not delivered in respect of a subscription rights certificate, the subscription agent shall for all purposes (including for purposes of any allocation in connection with the over-subscription privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner.

10. Questions and Request for Additional Materials. For questions regarding the Rights Offering, assistance regarding the method of exercising subscription rights or for additional copies of relevant documents, please contact the Information Agent as follows:

D.F. King & Co., Inc.

(866) 620-2536